Exhibit 5.1

May 17, 2019

Onconova Therapeutics, Inc.

375 Pheasant Run

Newtown, PA 18954

RE:   Onconova Therapeutics, Inc., Registration Statement on Form S-3 (File No. 333-221684)

Ladies and Gentlemen:

We have acted as counsel to Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing of the referenced Registration Statement on Form S-3 (No. 333-221684) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “SEC”) on November 20, 2017, amended on December 21, 2017 and declared effective by the SEC on December 28, 2017, the prospectus included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement of the Company dated May 17, 2019, including the accompanying Base Prospectus (filed by the Company with the SEC on May 17, 2019 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus”), relating to the offering and sale by the Company of up to $5.0 million aggregate offering price of shares (the “Shares”) of the Company’s common stock, $0.01 par value (the “Common Stock”) in an “at the market offering” as defined in Rule 415 of the Act in accordance with the Sales Agreement, dated May 17, 2019, between the Company and Roth Capital Partners, LLC (the “Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the Base Prospectus, the Prospectus, the Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of the Tenth Amended and Restated Certificate of Incorporation of the Company, as amended, the Amended and Restated By-laws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when the terms of the issuance and sales of the Shares have been duly approved by all necessary corporate action by the Company, the Shares, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, the Prospectus, and the Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to a Current Report on Form 8-K and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP